UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Nikola Corporation
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[Press release issued on June 7, 2023]

Nikola Adjourns and Will Reconvene Annual Meeting of Stockholders
on July 6, 2023, to Secure the Votes Needed for Proposal 2

•VOTE NOW by phone at (855) 935-2562, if in North America, or 1 (551) 210-9929 internationally
•Vote NOW online at www.proxyvote.com

PHOENIX – June 7, 2023 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, today announced that its 2023 Annual Meeting of Stockholders has been adjourned to July 6, 2023 at 1 p.m. Pacific Time to allow stockholders additional time to vote FOR Proposal 2.

The requisite number of votes were received to approve Proposal 1, Election of Directors; Proposal 3, the Nasdaq Proposal; Proposal 4, Amendment to the Nikola Corporation 2020 Stock Incentive Plan; Proposal 5, Non-Binding Advisory Vote on Executive Compensation; and Proposal 6, Ratification of Appointment of Independent Registered Public Accounting Firm.

However, Proposal 2, Amendment to Nikola’s Restated Certificate to Increase the Authorized Number of Shares of Common Stock, requires a majority of all outstanding common stock for approval. More than 77% of shares voted through June 6 have been in favor of Proposal 2, but more time is needed to obtain the required vote.

While the other proposals that have received the necessary votes required only a majority of shares voted on such proposals, Proposal 2 requires a majority of all outstanding common stock to pass. This means Proposal 2 has a much higher threshold needed for approval. Nikola also has a diverse stockholder base with many investors that hold small positions in the company, making every vote critical.

Nikola is urging ALL stockholders to vote IMMEDIATELY FOR Proposal 2, which would allow Nikola to increase the authorized number of shares, providing the Company greater flexibility to support the future growth and development of its business.

The Delaware State Senate recently passed a bill approving proposed amendments to the Delaware General Corporation Law that would reduce the threshold for approval to a majority of the shares voting on the proposal. The pending legislation is expected to be effective August 1, 2023. Under this proposed new law, Nikola would have a sufficient number of votes today to secure approval for Proposal 2.

Nikola’s Board of Directors and leadership team believe it is in the best interest of Nikola and its stockholders to move Proposal 2 forward, to ensure Nikola can continue its ongoing operations, including the need for capital. Nikola is only weeks away from the initial commercial production of its hydrogen fuel cell electric truck. Without the approval of Proposal 2, Nikola’s business objectives will be delayed or compromised.

Every vote matters. Stockholders must ACTIVELY VOTE by 11:59 p.m., Eastern Time, on July 5, 2023, for their vote to count. Stockholders as of the close of business on April 10, 2023, are entitled to vote, even if they no longer own the shares. No additional action is required for stockholders who have already voted.

Voting is quick and simple:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562, if in North America. International voters can call 1 (551) 210-9929. You can also contact Alliance Advisors if you have any questions about voting.
•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.

If you are a Robinhood holder, proxy voting emails are sent by noreply@robinhood.com and voting is hosted by Say Technologies. You will be able to vote and view materials directly from your email.

The 2023 Annual Meeting of Stockholders will be held virtually on Thursday, July 6, 2023, at 1:00 p.m., Pacific Time via live audio webcast. In order to attend, register in advance at
http://www.viewproxy.com/nkla/2023 by 11:59 p.m., PT on July 5, 2023.

ABOUT NIKOLA CORPORATION
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, via the HYLA brand, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Nikola Corporation (the "Company"), including statements relating to the pending legislation in Delaware, its expected effective date and its potential impact on Proposal 2; the expected benefits of passage of Proposal 2; and statements related to the Company’s business milestones and expectations, including commencement of commercial production of its hydrogen fuel cell electric truck. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: whether the pending legislation is signed into law and its final terms and the timing thereof; manufacturing delays and difficulties; the availability of and need for capital; and the factors, risks and uncertainties regarding the Company's business described in the "Risk Factors" section of the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC, in addition to the Company's subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES
press@nikolamotor.com

[Social media post, first used on June 7, 2023]

Nikola's 2023 Annual Meeting of Stockholders has been adjourned to July 6, 2023, at 1 p.m. Pacific Time to allow stockholders additional time to vote FOR Proposal 2. Read the details here.
https://www.nikolamotor.com/stockholder-meeting/